Exhibit 8.2

[Jones Walker Letterhead]

March 17, 2020

Board of Directors

MSB Financial Corp.

1902 Long Hill Road

Millington, NJ 07946

Re:	Merger of MSB Financial Corp. and Kearny Financial Corp.

Ladies and Gentlemen:

We have acted as special counsel to MSB Financial Corp., a Maryland corporation (“Company”), in connection with the planned merger (the “Merger”) of the Company with and into Kearny Financial Corp., a Maryland corporation (“Purchaser”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between Purchaser and Company dated as of December 18, 2019. At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger in accordance with the Merger Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In preparing our opinion, we have examined or relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement; (ii) the registration statement on Form S-4 in connection with the Merger, and the proxy statement/prospectus, included therein, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”); and (iii) such other documents and information as we have deemed necessary or appropriate to render our opinion. In addition, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of the Purchaser and the Company dated the date hereof provided to us in connection with our preparation of this opinion (the “Certificates”). For purposes of our opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and it is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of the Purchaser and the Company, with the consent of Purchaser and Company, as set forth in the Certificates. We have further assumed that the Merger will be consummated in accordance with the Merger Agreement and the Registration Statement. We have also assumed that the Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to 6.1(g) of the Merger Agreement, each to be dated as of the Closing Date.

MSB Financial Corp.

March 17, 2020

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

Our opinion has been prepared in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. Our opinion is expressed as of the date hereof, and we assume no obligation to revise or supplement our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate. We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

This opinion letter is issued to the Company solely for the benefit of the Company and its shareholders in connection with the Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Walker LLP